Exhibit 99.1

Nordson Corporation Reports Strongest Quarterly Results in Company History; Guides to Record Full-Year Performance

  Third quarter sales grow 22 percent to $380 million over the same period a year ago including a 16 percent increase in organic volume
  Third quarter operating profit increases 25 percent to $99 million; 26 percent operating margin surpasses previous year level
  Third quarter EPS increases 26 percent to record $1.03
  Fourth quarter guidance: sales expected to increase 23 to 27 percent over prior year; diluted EPS in the range of $0.96 to $1.04

WESTLAKE, Ohio--(BUSINESS WIRE)--August 20, 2012--Nordson Corporation (Nasdaq: NDSN) today reported the strongest quarterly sales, operating profit, net income and diluted EPS in its history. For the quarter ending July 31, 2012, sales expanded to $380 million, a 22 percent increase over the prior year’s third quarter sales. This increase in sales included a 16 percent increase in organic volume, a 10 percent increase related to the first year effect of acquisitions, and a negative 4 percent impact related to unfavorable effects of currency translation. Third quarter operating profit was $99 million, a record for any quarter, and operating margin reached 26 percent, an increase from the strong level in the same period a year ago. Third quarter net income and diluted earnings per share were both records at $67 million and $1.03, respectively, and compared to $57 million and $0.82 a year ago. Diluted earnings per share in the current quarter include a $0.01 per share one-time tax benefit, a $0.02 per share charge for short-term purchase accounting related to the step-up in value of inventory from the EDI and Xaloy acquisitions, and a $0.02 per share charge for acquisition related costs. A table highlighting one-time items in the quarter and year-to-date is included with this news release.

“Broad based demand across our business combined with the outstanding effort and execution of our global team resulted in another excellent quarter for Nordson,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Organic sales volume was strong across all segments as customers continued to respond to our value proposition of best in class technology, application expertise and global support. We added to our momentum in the quarter with the acquisitions of EDI and Xaloy, two high-quality companies that together provide Nordson with a new growth platform in the plastics processing industry. The robust top line growth, coupled with our ongoing continuous improvement efforts, drove operating income, net income and diluted earnings per share to the highest levels in Nordson history. Operating margin in the quarter was 26 percent, which exceeded the high level of a year ago, and performance in the quarter excluding the acquisitions was in line with our operating margin guidance. We continued to generate high levels of free cash flow which will enable us to invest in strategic opportunities.

Third Quarter Segment and Regional Results
“Nordson delivered year-over-year organic sales volume increases in all three business segments and in every geographic region compared to the third quarter a year ago,” said Hilton. “Total sales volume in Adhesive Dispensing Systems grew 21 percent over the prior year’s third quarter, as solid growth in consumer non-durables end markets drove a 4 percent increase in organic volume, with the remainder of the increase coming from acquisitions. Operating margin in the segment was 30 percent, a very strong level that includes acquisitions made during the quarter and the short term purchase accounting impacts associated with acquired inventory. In Advanced Technology Systems, organic sales volume increased by 33 percent, and acquisitions added 6 percent. Strong broad based demand for dispensing and test and inspection in electronics end markets, especially for mobile device applications, along with continued penetration of niche applications drove the increase. The excellent top line growth, solid execution and operational efficiencies enabled us to drive segment operating margin to 33 percent, five percentage points higher than the level of a year ago. Industrial Coating Systems’ sales volume increased by 12 percent over the previous year and was driven by durable goods manufacturers’ demand for our coating and cold material system solutions. The segment delivered operating margin of 14 percent in the quarter. On a sequential basis, operating profit excluding one-time charges in both quarters expanded at nearly twice the rate as sales, reflecting strong leverage within the business.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results
For the first-nine-months of fiscal year 2012, sales were $971 million, operating profit was $232 million and net income was $157 million. First-nine-months earnings per share on a diluted basis are $2.41 and include one-time charges of $0.12 per diluted share as described on the attached earnings per share reconciliation table. Prior year first-nine-months revenue, operating profit, net income and diluted earnings per share were $902 million, $237 million, $168 million and $2.44, respectively, inclusive of one-time gains of $0.07 and one-time charges of $0.05, both per diluted share.

“Our year-to-date results have played out much as we expected, with overall demand increasing more recently after a relatively softer start to the year,” said Hilton. “On a sequential basis, sales, operating profit, operating margin, net income and diluted earnings per share have increased every quarter. Our team delivered these results as we continued to execute on our acquisition strategy, fund investments in technology, add customer facing resources to capture future demand, and implement continuous improvement initiatives that should have long term benefits on our performance.”

Order Rates and Backlog
Order rates for the 12-week period ending August 12, 2012, measured in constant currency, increased 15 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables. Pro-forma changes in order rates exclude 2012 acquisitions not owned for the full 12 week period and were calculated as though 2011 acquisitions were owned in both years.

Backlog at the end of the third quarter was approximately $251 million, an increase of 49 percent compared to the end of the third quarter a year ago, and an increase of 29 percent compared to the end of the second quarter of fiscal 2012. Backlog amounts are calculated at July 31, 2012 exchange rates.

Outlook
For the fourth quarter of fiscal 2012, sales are expected to be in the range of $408 million to $422 million, an increase of 23 to 27 percent as compared to the fourth quarter a year ago. This growth is inclusive of organic volume up 11 to 15 percent, 16 percent growth from the first year effect of acquisitions, and a negative 4 percent currency translation effect based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.96 to $1.04, inclusive of a $0.01 per share gain on the sale of a facility related to restructuring initiatives and $0.03 per share charge for short term purchase accounting related to the step up in value of inventory from acquisitions.

“Our current order rates are very healthy and have led us to forecast an excellent fourth quarter, which is expected to complete another record year for Nordson,” said Hilton. “At the same time, we remind investors that Nordson is not immune from macroeconomic trends over the longer term. While most economists continue to project growth going forward, many have softened their outlook, and the level of economic uncertainty has not diminished. Countering these factors is our view that Nordson is built to deliver excellent results over the long term. Our global team has few peers in terms of execution, and the fundamentals of our business are strong and intact. These fundamentals include innovative and differentiated technology, direct sales and service, global reach, market leading positions, outstanding margins, a consistent parts and consumables revenue stream, and a culture of continuous improvement. We remain well positioned to capture growth in a variety of niches in both developed and emerging markets, and our recently completed acquisitions provide us with additional growth opportunities in attractive markets. Overall, we remain focused on delivering precision technology solutions that enable our customers to succeed at the highest levels, and our outlook is for continued solid growth and performance.”

Nordson will broadcast its third quarter conference call on its web site at http://www.nordson.com/investors on Tuesday, August 21, 2012 at 8:30 a.m. eastern. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, coatings, plastics, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2012	2011	2012	2011

Net sales	$379,872	$312,255	$970,901	$902,141
Cost of sales	156,658	124,205	388,685	350,168
Selling & administrative expenses	124,676	109,394	350,334	315,365

Operating profit	98,538	78,656	231,882	236,608

Interest expense - net	(2,687)	(637)	(6,550)	(3,130)
Other income (expense) - net	(716)	169	413	2,896

Income before income taxes	95,135	78,188	225,745	236,374
Income taxes	28,441	21,638	68,602	68,685

Net Income	$66,694	$56,550	$157,143	$167,689

Return on sales	18%	18%	16%	19%
Return on average shareholders' equity	45%	36%	36%	39%

Average common shares outstanding (000's)	64,029	67,945	64,507	67,998
Average common shares and common share equivalents (000's)	64,725	68,781	65,177	68,862

Per share:

Basic earnings	$1.04	$.83	$2.44	$2.47
Diluted earnings	$1.03	$.82	$2.41	$2.44

Dividends paid	$.125	$.105	$.375	$.315

THIRD QUARTER PERIOD
Period Ending July 31, 2012
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2012	2011

Cash and marketable securities	$53,639	$37,408
Receivables	301,369	254,310
Inventories	179,139	141,912
Other current assets	48,103	43,327
Total current assets	582,250	476,957

Property, plant & equipment - net	174,109	130,883
Other assets	1,035,843	696,610

	$1,792,202	$1,304,450

Notes payable and debt due within one year	$105,667	$5,697
Accounts payable and accrued liabilities	228,794	176,464
Total current liabilities	334,461	182,161

Long-term debt	587,977	313,459
Other liabilities	254,830	237,507
Total shareholders' equity	614,934	571,323

	$1,792,202	$1,304,450

Other information:

Employees	5,176	4,094

Common shares outstanding (000's)	64,104	65,601

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Third Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY BUSINESS SEGMENT	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

Adhesive dispensing systems	$175,175	$153,071	20.9%	-6.5%	14.4%	$469,045	$449,479	7.4%	-3.0%	4.4%
Advanced technology systems	153,073	111,609	39.3%	-2.1%	37.2%	368,178	320,844	15.8%	-1.0%	14.8%
Industrial coating systems	51,624	47,575	11.8%	-3.3%	8.5%	133,678	131,818	3.0%	-1.6%	1.4%

Total sales by business segment	$379,872	$312,255	26.1%	-4.4%	21.7%	$970,901	$902,141	9.7%	-2.1%	7.6%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2012	2011				2012	2011

Adhesive dispensing systems	$52,266	$51,385				$151,011	$157,230
Advanced technology systems	49,867	30,976				94,550	87,815
Industrial coating systems	7,082	8,325				13,582	19,036
Corporate	(10,677)	(12,030)				(27,261)	(27,473)

Total operating profit by business segment	$98,538	$78,656				$231,882	$236,608

	Third Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY GEOGRAPHIC REGION	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

United States	$100,974	$77,884	29.6%	-	29.6%	$261,823	$227,456	15.1%	-	15.1%
Americas	28,041	26,510	13.6%	-7.8%	5.8%	74,167	72,528	7.3%	-5.0%	2.3%
Europe	95,259	97,621	8.8%	-11.2%	-2.4%	273,272	285,927	1.6%	-6.0%	-4.4%
Japan	30,619	26,662	14.1%	0.7%	14.8%	90,658	81,895	7.8%	2.9%	10.7%
Asia Pacific	124,979	83,578	50.8%	-1.3%	49.5%	270,981	234,335	15.7%	-0.1%	15.6%

Total Sales by Geographic Region	$379,872	$312,255	26.1%	-4.4%	21.7%	$970,901	$902,141	9.7%	-2.1%	7.6%

	Third Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2012	2011				2012	2011

Depreciation and amortization	$9,560	$6,559				$25,519	$20,805
Capital expenditures	$7,180	$3,592				$21,550	$14,306
Dividends paid	$7,998	$7,151				$24,189	$21,442

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 12, 2012
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	7%	United States	7%
Advanced technology systems	22%	Americas	-6%
Industrial coating systems	23%	Europe	6%
		Japan	19%
Total	15%	Asia Pacific	36%

		Total	15%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates exclude 2012 acquisitions not owned for the full 12-week period and were calculated as though 2011 acquisitions were owned in both years.

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2012	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Third Quarter		Year-to-Date
	2012	2011	2012	2011

Diluted EPS as reported (U.S. GAAP)	$1.03	$0.82	$2.41	$2.44

Short-term inventory purchase accounting adjustments	0.02	-	0.04	0.01
Acquisition costs	0.02		0.02
Fixed asset write-down	-	-	-	0.01
Severance and restructuring	-	-	0.05	-
Pension termination expense	-	-	0.01	-
Expense of withdrawing from Japan Multiemployer Pension Fund		0.03		0.03
Discrete tax items	(0.01)	(0.04)	-	(0.07)

Diluted EPS as adjusted (Non-GAAP)	$1.06	$0.81	$2.53	$2.42

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com